Exhibit 99

FOR IMMEDIATE RELEASE

Contact:	Glenn Schaeffer	(702) 632-6710
	Les Martin	(702) 632-6820

MANDALAY RESORT GROUP REPORTS

FOURTH QUARTER AND YEAR END RESULTS

LAS VEGAS, NV—March 6, 2003—Mandalay Resort Group (NYSE:MBG) today announced results for its fourth quarter and fiscal year ended January 31, 2003.  For the quarter, the company reported earnings per diluted share of $.06 compared to a loss per diluted share of $.66 in the prior year.  Results for the current year quarter included the write-off of $5.4 million ($.08 per diluted share) of goodwill related to the Edgewater Hotel and Casino located in Laughlin, Nevada, and preopening expenses of $1.3 million ($.01 per diluted share) related to the new convention center at Mandalay Bay, which opened in January.  Results in the fourth quarter a year ago included an impairment loss of $52.0 million ($.55 per diluted share) related to the write-down of the carrying value of the Gold Strike and Nevada Landing properties in Jean, Nevada, and preopening expenses of $.8 million ($.01 per diluted share) related to the new convention center.  Excluding the above-mentioned items, earnings per diluted share for the fourth quarter would have been $.15 compared to a loss per diluted share of $.10 in the prior year.  Average diluted shares outstanding in the quarter were 67.2 million compared with 72.5 million in last year’s quarter.

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Mandalay’s operating cash flow for the fourth quarter and fiscal year ended January 31, 2003, was $120.0 million and $625.8 million, compared with $101.2 million and $617.7 million in the comparable periods last year.  While operating cash flow is not a defined term under Generally Accepted Accounting Principles (“GAAP”), it is included because many investors consider it a key benchmark.  We believe the nearest comparable GAAP measure is income from operations, which was $78.6 million and $445.1 million for the fourth quarter and fiscal year ended January 31, 2003, compared to a loss from operations of $.1 million and income from operations of $343.6 million in the same periods a year ago.  The attached supplemental schedule reconciles operating cash flow to income from operations.

The company’s flagship resort, Mandalay Bay, was the strongest performer in the quarter, generating operating cash flow of $29.7 million versus $16.8 million a year ago.  The new convention center was a prime factor in those higher results, with total show attendance in January exceeding 65,000.  The company currently expects to host approximately 60 shows this year.  For its part, Luxor posted $22.6 million in operating cash flow against $15.3 million, driven by a 35% increase in revenue per available room (“REVPAR”).  Excalibur, meanwhile, earned $15.5 million against $13.5 million, while Circus Circus-Las Vegas reported $9.6 million in operating cash flow versus $9.0 million.  And Monte Carlo (50% owned by Mandalay) produced $19.3 million against $13.2 million.  REVPAR at the company’s five resorts on the Las Vegas

Strip rose more than 20% over the prior-year quarter, which was impaired by a severe travel downturn following the events of 9/11.

In Reno, Circus Circus produced $1.1 million in operating cash flow against $1.5 million in last year’s fourth quarter, while Silver Legacy (50% owned by the company) produced operating cash flow of $6.1 million compared with $7.4 million last year.  The continuing expansion of Native American casinos in northern California and the current economic lull contributed to this decline.

In Elgin, Illinois, Grand Victoria (50% owned by the company) generated $23.8 million in operating cash flow versus $34.7 million.  Results at this property reflect the full effect of a substantially higher tax rate on casino revenues, which became effective July 1, 2002.  This tax hike negatively impacted Mandalay’s earnings by approximately $.06 per diluted share in the quarter.

In Detroit, MotorCity Casino (53.5% owned by Mandalay) generated $27.9 million in operating cash flow against $30.8 million in the prior year.  And, in Tunica County, Mississippi, the company’s Gold Strike produced $4.8 million versus $3.8 million.

Construction is well underway on a new tower of 1,122 suites at Mandalay Bay which are expected to open in November this year.  These suites are targeted to complement the recently opened convention center and should contribute to higher results at Mandalay in the next fiscal year.

The company also announced that yesterday its Board of Directors approved a new share purchase authorization providing for the purchase of up to 10 million shares of the company’s outstanding common stock as market conditions and other factors warrant.  As previously announced, the company purchased 4.4 million shares of its stock at a cost of $125.2 million in the fourth quarter, substantially completing its previous share purchase authorization (which also includes 3.3 million shares it is entitled to purchase under its equity forward agreement which expires March 31, 2003).  Any purchases of our shares pursuant to the new authorization will continue to be made in accordance with the volume and other limitations of the SEC’s rule10b-18.

This press release contains “forward-looking statements” within the meaning of the federal securities law, including statements concerning the company’s new all-suite hotel tower currently under construction and the convention center and their expected impact.  The forward-looking statements in this press release involve risks and uncertainties which could cause actual results to differ materially from those expressed in or implied by the statement herein.  Additional information concerning potential factors that could affect the company’s future financial results is included under the caption “Factors that May Affect Our Future Results” in Item 1 of the company’s annual report on Form 10-K for the year ended January 31, 2002.

Mandalay Resort Group owns and operates 11 properties in Nevada: Mandalay Bay, Luxor, Excalibur, Circus Circus, and Slots-A-Fun in Las Vegas; Circus Circus-Reno; Colorado Belle and Edgewater in Laughlin; Gold Strike and Nevada Landing in Jean and Railroad Pass in Henderson.  The company also owns and operates Gold Strike, a hotel/casino in Tunica County, Mississippi.  The company owns a 50% interest in Silver Legacy in Reno, and owns a 50% interest in and operates Monte Carlo in Las Vegas.  In addition, the company owns a 50% interest in and operates Grand Victoria, a riverboat in Elgin, Illinois, and owns a 53.5% interest in and operates MotorCity in Detroit, Michigan.

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MANDALAY RESORT GROUP

Condensed Consolidated Statements of Income

(Dollars in thousands, except share data)

(UNAUDITED)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2003	2002	2003	2002

Revenues	$542,276	$515,758	$2,343,199	$2,348,512

Costs and expenses	(475,331)	(485,291)	(1,965,807)	(2,056,557)

Earnings of unconsolidated affiliates	20,617	23,401	97,950	113,287

Net interest from unconsolidated affiliates	(2,162)	(1,212)	(7,172)	(7,501)

Preopening expense	(1,349)	(774)	(4,614)	(2,155)

Impairment loss	(5,422)	(52,027)	(5,422)	(52,027)

Writeoff of intangible asset	—	—	(13,000)	—

Income (loss) from operations	78,629	(145)	445,134	343,559

Interest expense	(51,000)	(57,000)	(207,114)	(221,352)

Other income (expense)	(153)	(919)	(2,036)	151

Minority interest	(11,376)	(8,910)	(40,650)	(29,352)

Income (loss) before income tax	16,100	(66,974)	195,334	93,006

Income tax (expense) benefit	(11,909)	18,818	(77,869)	(39,962)

Income (loss) before cumulative effect of a change in accounting principle	4,191	(48,156)	117,465	53,044

Cumulative effect of a change in accounting principle for goodwill	—	—	(1,862)	—

Net income (loss)	$4,191	$(48,156)	$115,603	$53,044

Basic earnings (loss) per share	$0.06	$(0.68)	$1.71	$0.73

Diluted earnings (loss) per share	$0.06	$(0.66)	$1.65	$0.71

Average shares outstanding (basic)	64,992,394	70,739,041	67,555,934	72,798,916

Average shares outstanding (diluted)	67,217,193	72,506,684	70,158,204	74,459,831

MANDALAY RESORT GROUP

Reconciliation of Operating Cash Flow to Income From Operations

(Dollars in thousands)

(UNAUDITED)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2003	2002	2003	2002

Mandalay Bay	$29,654	$16,783	$146,516	$117,056
Luxor	22,556	15,271	105,353	109,342
Excalibur	15,509	13,481	83,024	86,110
Circus Circus-Las Vegas	9,598	9,011	60,194	63,130
Gold Strike-Tunica	4,770	3,805	26,195	23,800
Laughlin properties	1,897	3,814	21,045	22,011
Circus Circus-Reno	1,141	1,549	19,907	23,593
Gold Strike properties	804	500	7,458	6,661
MotorCity Casino	27,867	30,802	129,696	111,262
Minority interest in MotorCity Casino operating cash flow	(12,958)	(14,323)	(60,308)	(51,737)
Unconsolidated affiliates	24,798	26,297	114,999	129,584
Corporate expense	(6,636)	(5,044)	(27,439)	(20,981)
Other	1,019	(733)	(848)	(2,097)

Operating cash flow	120,019	101,213	625,792	617,734

Minority interest in MotorCity Casino operating cash flow	12,958	14,323	60,308	51,737
Depreciation and amortization	(30,409)	(50,479)	(144,995)	(216,001)
Operating lease rent	(10,912)	(8,353)	(49,073)	(32,185)
Mandalay’s share of depreciation and amortization from unconsolidated affiliates	(4,094)	(2,836)	(16,690)	(16,043)
Mandalay’s share of net interest from unconsolidated affiliates	(2,162)	(1,212)	(7,172)	(7,501)
Writeoff of intangible asset	—	—	(13,000)	—
Impairment loss	(5,422)	(52,027)	(5,422)	(52,027)
Preopening expense	(1,349)	(774)	(4,614)	(2,155)

Income (loss) from operations	$78,629	$(145)	$445,134	$343,559

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